Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (file No. 333-123567) of Applied Digital Solutions, Inc. and subsidiaries of our reports dated March 4, 2005 on our audits of the consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, Applied Digital Solutions, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Applied Digital Solutions, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Eisner LLP

New York, New York
May 6, 2005